Selective Insurance Group, Inc.

Investor Presentation

November 2008

• Strong market position
 – 22-state super-regional
 – $1.6B NPW
 • 87% commercial lines
 • 13% personal lines
• Distribution partner with 940
 independent agents
• High-Tech, High-Touch Business Model
• History of financial strength
 – “A+” A.M. Best rated for 47 years
• Focus on shareholders
MN
IA
MO
WI
IL
IN
MI
MI
NC
PA
NY
NJ
DE
CT
MA
TN
Selective Profile

Long-Term Shareholder Value Creation
Book Value at 9/30/08 - $18.53
Indicated Annual Dividend - $0.52

High Tech - High Touch Business Model
Significant Competitive Advantage

High Tech - High Touch Business Model
*Agents with Selective for 5 years or more.
Significant Competitive Advantage

Disciplined Reserving Practices
• Strong actuarial department
 – 8 fellows, 7 associates
 – Responsible for budgeting and planning
• Detailed actuarial reviews quarterly
• Carried reserves at 57th percentile of
 range

Percentages are net of tax, reinsurance and reinstatement premium.
RMS data as of 6/30/08; Equity data as of 9/30/08.
CAT cover: $310M in excess of $40M
RMS Model
Strong Natural Catastrophe Program

13% 5-year CAGR in statutory surplus
High Quality Capital

12% ROE generated by investment portfolio
$3.6B Invested Assets
as of September 30, 2008
Conservative Investment Portfolio

18.9%
26.0%
82.8%
Annual Earnings
($ in Millions)
Dividends paid
Share Repurchase
Capital Returned to Shareholders
116.0%
25.2%
YTD 2008 1.8M shares repurchased for $40.5M
Proactive Capital Management

Cycle Management

Environment conducive to a cycle turn
Industry Conditions Challenging
• Combined ratio pressure
 – Pricing continues to decline but at lesser pace than past cycles
 – Catastrophe losses up significantly from 2007
 – Reserve releases continue
• Challenging growth environment
 – Expense ratio pressure
• A weakening economy
• Financial markets turmoil
 – Other than temporary impairments
 – Surplus shrinking

Positioned for long-term out-performance
Responding to Current Industry Conditions
• Expense management
• Underwriting tools through Knowledge Management
• Improving personal lines
• Generating profitable growth opportunities
• Leveraging agency relationships

Managing Expenses through Cycle
• Workforce reduced
 – Restructuring announced in January 2008 with $7 million
 annualized pre-tax savings
• Commission structure changes effective July 1
 – $7 million annualized pre-tax savings
• Re-domestication of two insurance subsidiaries to Indiana
 – $2 million annualized pre-tax savings
• Small business growth through One & Done® system
 – 23% marginal expense ratio

Knowledge Management
• Information and analytics delivered through Knowledge Management
• Pricing precision through predictive modeling
 – Commercial lines models: workers compensation, BOP, CPP and commercial auto
 – MATRIX® for personal lines: auto and homeowners

	Operating Return on Equity
% C/L Book	New (%)	Renewal (%)	Total (%)
Worst 5% (1 Diamond)	(18.6)	(43.3)	(38.7)
Best 95%	11.5	16.9	15.6
Total Commercial	10.6	14.5	13.6
The Power of Predictive Modeling
• Commercial lines business performance

Percent of Total Premium Diamond Distribution*
WC, BOP, CPP, CA
Quality of New Business

2 Year, 7 point combined ratio improvement goal achieved
Note: Booked accident year combined ratios
7.8 points
Workers Compensation Success

Multi-Faceted Personal Lines Improvement Plan

Profitable Growth Opportunities
• Entered MA and TN: $8.5 billion commercial lines premium potential
• One & Done® small business opportunities
 – 400+ classes and growing
 – New business up 11% for 2008 YTD
• 289 new agents appointed since 2005

Leveraging Excellent Agent Relationships
• Field model with front-line decision-making authority
• Superior claims service
• Access to management team
• Competitive products and programs through Strategic
 Business Units
• Technology designed in partnership with agents
• Granular pricing capability through predictive modeling